                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

  Filed by the Registrant  /X/
  Filed by a Party other than the Registrant  / /
  Check the appropriate box:
  / /  Preliminary Proxy Statement   / /  Confidential, For Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
  /X/  Definitive Proxy Statement
  / /  Definitive Additional Materials
  / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OAK TECHNOLOGY, INC.
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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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 / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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                              OAK TECHNOLOGY, INC.

                                ---------------

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 25, 1997

                                ---------------


To The Stockholders:

    Please take notice that the Annual Meeting of Stockholders of Oak Technology, Inc. (the "Company") will be held on November 25, 1997 at 9:00 a.m. at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, for the following purposes:

         1. To elect two Class III directors to hold office for a three-year term and until their successors are elected and qualified.

         2. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1998.

         3. To transact such other business as may properly come before the meeting.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on October 1, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                        By order of the Board of Directors



                        Sidney S. Faulkner
                        Vice President, Finance, Chief Financial Officer and Secretary


Sunnyvale, California
October 20, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                             OAK TECHNOLOGY, INC.
                               139 Kifer Court
                          Sunnyvale, California 94086

                                ---------------

                                PROXY STATEMENT

                                ---------------


                                    GENERAL

    The accompanying proxy is solicited by the Board of Directors of Oak Technology, Inc., a Delaware corporation ("Oak" or the "Company"), for use at the 1997 Annual Meeting of Stockholders (the "1997 Annual Meeting") to be held on Tuesday, November 25, 1997 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California. The telephone number at that location is (408) 988-1500.

    These proxy solicitation materials were mailed on or about October 20, 1997 to all stockholders entitled to vote at the Annual Meeting.

                       PROXIES AND SOLICITATION COSTS

    All valid proxies received and not subsequently revoked prior to or at the Annual Meeting will be voted in accordance with the specifications made on the proxy. If no specification is indicated on the proxy, the shares will be voted in favor of each of the proposals described herein. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

    The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $5,000.

                 RECORD DATE, SHARE OWNERSHIP AND VOTING

    Only holders of the Company's Common Stock of record as of the close of business on October 1, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that date, there were 41,745,450 shares of Common Stock of the Company, issued and outstanding. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management". The closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on October 1, 1997 was $ 11.50 per share.


                                       2.

    Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held as of the Record Date on each of the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted "FOR", "AGAINST", "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not effect the outcome of the voting on a proposal.


                                       3.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

    The Company has a classified Board of Directors currently consisting of one Class I Director (Timothy Tomlinson), one Class II Director (Ta-Lin Hsu), and two Class III Directors (Richard B. Black and David D. Tsang), who will serve until the annual meetings of stockholders to be held with respect to fiscal years 1998, 1999 and 1997, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those Directors whose terms expire on that annual meeting date. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

    The term of the current Class III Directors will expire on the date of the 1997 Annual Meeting. Management's nominees for election by the stockholders as Class III Directors are Richard B. Black and David D. Tsang, the current Class III Directors. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders held with respect to fiscal year 2000, and until their successors are elected and qualified. If either of such nominees declines to serve, proxies may be voted for such substitute nominee as the Company may designate.

    If a quorum is present and voting, the nominees for Class III Director receiving the highest number of votes "For" will be elected as the Class III Directors. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as having voted in the election of the Class III Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. BLACK AND MR. TSANG.

                                PROPOSAL 2

       RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has selected KPMG Peat Marwick LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1998.


                                       4.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of August 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each Director of the Company, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below and (iv) all executive officers and Directors of the Company as a group.

                                                          Shares Owned(2)(3)
                                                       ------------------------
                                                        Number       Percentage
Name of Beneficial Owners(1)                           of Shares      of Class
----------------------------                           ---------     ----------
David D. Tsang (4)  . . . . . . . . . . . . . . .      4,515,138        10.8%
Richard B. Black (5)  . . . . . . . . . . . . . .        390,149         *
Abel S. Lo (6)  . . . . . . . . . . . . . . . . .        511,462         1.2%
Ta-Lin Hsu (7)  . . . . . . . . . . . . . . . . .        112,400         *
Kenji Fujimoto (8)  . . . . . . . . . . . . . . .         20,000         *
Sidney S. Faulkner (9). . . . . . . . . . . . . .         61,882         *
Mou Hsin Yang, Ph.D. (10) . . . . . . . . . . . .        181,182         *
Timothy Tomlinson (11)  . . . . . . . . . . . . .         28,709         *
Executive officers and Directors
  as a group (10 persons) (12)  . . . . . . . . .      5,905,658        14.1%

-------------------
* Less than 1%

(1) The address of Messrs. Tsang, Lo, Fujimoto, Faulkner and Yang is c/o Oak Technology, Inc., 139 Kifer Court, Sunnyvale, CA 94086. The address of Mr. Black is 10655 N. Upper Meadow Road, Moose, WY 83012. The address of Mr. Hsu is c/o H&Q Asia Pacific International Trade Bldg., 32nd Fl., 333 Keelung Road, Taipei, Taiwan 10548, Republic of China. The address of Mr. Tomlinson is c/o Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, 2nd Floor, Palo Alto, CA 94306.

(2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. All options previously granted by the Company under its 1988 Stock Option Plan ("1988 Option Plan") generally are immediately exercisable (except for certain options held by Directors which become exercisable in accordance with their respective vesting terms), but shares issued upon the exercise of such immediately exercisable options are subject to a repurchase option held by the Company that expires over time with respect to specified portions of the shares subject to the options. All options granted under the Company's 1994 Stock Option Plan ("1994 Option Plan") and the Company's 1994 Outside Directors' Stock Option Plan ("1994 Directors' Option Plan") become exercisable in accordance with their respective vesting terms.

(3) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire


                                       5.

      within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4) Represents 3,212,610 shares held of record by Mr. Tsang, an aggregate of 1,120,000 shares held of record by four trusts for Mr. Tsang's children of which Mr. Tsang's brother and brother-in-law are trustees and 182,528 shares subject to warrants held of record by Mr. Tsang that are exercisable within 60 days of August 31, 1997. Mr. Tsang is Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

(5) Includes 2,400 shares subject to options exercisable within 60 days of August 31, 1997. Mr. Black is a Director of the Company.

(6) Includes 12,000 shares subject to options exercisable within 60 days of August 31, 1997. Mr. Lo is a Vice President of the Company and General Manager of Oak Technology, Inc. Taiwan.

(7) Includes 2,400 shares subject to options exercisable within 60 days of August 31, 1997. Dr. Hsu is a Director of the Company.

(8) Represents 20,000 shares subject to options exercisable within 60 days of August 31, 1997. Mr. Fujimoto is a Vice President of the Company and General Manager of Oak Technology, K.K.

(9) Includes 30,000 shares subject to options exercisable within 60 days of August 31, 1997. Mr. Faulkner is Vice President, Finance, Chief Financial Officer and Secretary of the Company.

(10) Includes 165,575 shares held of record by two trusts of which Dr. Yang and his wife are trustees, 5,642 shares of record held by Dr. Yang's children and 7,200 shares subject to options exercisable within 60 days of August 31, 1997. Dr. Yang is Vice President of Operations of the Company.

(11) Includes 2,400 shares subject to options exercisable within sixty (60) days of August 31, 1997. Mr. Tomlinson is a Director of the Company.

(12) Includes 341,528 shares subject to options or warrants exercisable within 60 days of August 31, 1997.


                                       6.

                       DIRECTORS, MEETINGS AND OTHER MATTERS

DIRECTORS

    The following sets forth certain information concerning the Company's current Directors, including the Class III nominees to be elected at this Annual Meeting.

Name                        Age   Positions With the Company   Director Since
----                        ---   --------------------------   --------------

CLASS I DIRECTOR WHOSE TERM EXPIRES AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS:

Timothy Tomlinson . . . .   47    Director                         1988

CLASS II DIRECTOR WHOSE TERM EXPIRES AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS:

Ta-Lin Hsu  . . . . . . .   54    Director                         1991

DIRECTORS NOMINATED FOR ELECTION AS CLASS III DIRECTORS AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS:

Richard B. Black . . . . .  64    Director                         1992

David D. Tsang . . . . . .  55    President, Chief Executive       1987
                                  Officer and Chairman of the
                                  Board of Directors

    Mr. Tomlinson has been a Director of the Company since June 1988. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a Director of Portola Packaging, Inc., a manufacturer of tamper evident closures and related equipment. Mr. Tomlinson holds a B.A. degree in economics, and an M.B.A. and a J.D. from Stanford University.

    Dr. Hsu has been a Director of the Company since January 1991. He has been employed by H&Q Asia Pacific, the parent company of H&Q Taiwan Co., Ltd., since February 1985, most recently as Chairman. Dr. Hsu holds a B.S. degree in physics from National Taiwan University, an M.S. degree in electrophysics from Polytechnic Institute of Brooklyn and a Ph.D. in electrical engineering from the University of California, Berkeley. Dr. Hsu is a Director of Enable Semiconductor, Inc., a developer of semiconductor products, and ASE, Inc., a semiconductor assembly company.

    Mr. Black has been a Director of the Company since November 1992 and was also a Director from December 1989 to January 1991. He has been the Chairman of the Board of Directors of ECRM Incorporated, an electronic publishing equipment manufacturer, since 1983 and a General Partner of KBA Partners, L.P., an investment company, since 1987. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

    Mr. Tsang has been President and Chief Executive Officer of the Company since he founded the Company in July 1987 and a Director of the Company since October 1987. He has also served as Chairman of the Board of Directors of the Company since January 1991. Mr. Tsang has also held the positions of Chief Financial Officer from July 1987 to March 1993 and Secretary of the Company from July 1987 to December 1994. He also is a Director of Quality Semiconductor, Inc., a semiconductor


                                       7.

manufacturer, and Enable Semiconductor, Inc., both developers of
semiconductor products, and ASE Test, a semiconductor   testing company.
Prior to joining Oak, Mr. Tsang was the founder and served in various positions including President, Chief Executive Officer and Chairman of Data Technology Corp., a manufacturer of disk controllers and high density disk drives, from 1979 to 1987, and co-founded Xebec, a manufacturer of disk controllers, where he was employed from 1974 to 1979. Mr. Tsang holds a B.S.E.E. degree in electrical engineering from Brigham Young University and an M.S. degree in electrical engineering from Santa Clara University.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended June 30, 1997, the Board of Directors held six (6) meetings. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such Director served during fiscal 1997.

    The Board of Directors does not have a Nominating Committee, but does have an Audit Committee and a Compensation Committee.

    The Audit Committee's function is to review, with the Company's independent auditors, management and the Board of Directors, the Company's financial reporting policies and practices and internal financial controls. The Audit Committee reviews all matters relating to the independent auditors' relationship with the Company, including the scope of the annual audit and implementation of audit procedures, and assists the Board of Directors in evaluating the performance of the auditors. The Audit Committee also makes recommendations with respect to the retention of the independent auditors to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Richard B. Black and Timothy Tomlinson. The Audit Committee held three (3) meetings during the fiscal year ended June 30, 1997.

    The Compensation Committee's primary function is to review the compensation levels of the senior officers and Directors of the Company and the compensation policy of the Company in general and to make recommendations concerning salary and incentive compensation for, and to grant stock options to, officers and employees of the Company. The members of the Compensation Committee are Richard B. Black and Ta-Lin Hsu. The Compensation Committee met sixteen (16) times during the fiscal year ended June 30, 1997.

DIRECTOR COMPENSATION

    Each non-employee Director receives an annual retainer of $23,000 and a quarterly retainer of $2,000. In addition, all non-employee Directors of the Company receive up to an additional $2,000 per fiscal quarter if they serve as a Chairman of a committee of the Board of Directors or up to an additional $1,000 per fiscal quarter if they serve as a member (other than Chairman) of a committee of the Board of Directors.

    In December 1994, the Board adopted, and in January 1995 the Company's stockholders approved, the 1994 Directors' Option Plan, which provides for the automatic grant of options to purchase shares of Common Stock to non-employee Directors of the Company. The 1994 Directors' Option Plan is administered by the Board. The maximum number of shares of Common Stock that may be issued


                                       8.

pursuant to options granted under the 1994 Directors' Option Plan is 500,000. The maximum number of shares of Common Stock that may be issued to any one non-employee Director under the 1994 Directors' Option Plan is 80,000. Pursuant to the terms of the 1994 Directors' Option Plan, each non-employee Director who on or after December 13, 1994 becomes a member of the Board will automatically be granted an option for 20,000 shares of Common Stock on the date the non-employee Director first joins the Board (the "Initial Grant"). Each year following the date on which the Board adopted the 1994 Directors' Option Plan, on the date of the Company's Annual Meeting of Stockholders, each non-employee Director will automatically be granted an additional option for 6,000 shares of Common Stock (a "Succeeding Grant"). Each Initial Grant and each Succeeding Grant will vest as to 24% of the shares on the one-year anniversary of the date of grant and as to 2% of the shares per month thereafter, so long as the non-employee Director remains a member of the Board. Notwithstanding anything to the contrary, in the event a non-employee Director has not yet vested as to 24% of an Initial Grant or a Succeeding Grant and such non-employee Director is not re-elected at the Company's Annual Stockholders' Meeting immediately following such grant, 24% of such grant will accelerate and become immediately exercisable. The 1994 Directors' Option Plan will terminate in December 2004, unless sooner terminated by the Board.


                                        9.

                 EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information for the fiscal years ended June 30, 1997, June 30, 1996 and June 30, 1995 concerning compensation paid or accrued by the Company to (i) the Chief Executive Officer of the Company and (ii) the four other most highly compensated executive officers of the Company whose total annual salary and incentive compensation for fiscal year 1997 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                                          Long-Term
                                                                                                         Compensation
                                                              Annual Compensation                           Awards
                                             ------------------------------------------------------      ------------
                                                                                                          Securities
                                                                                       Other Annual       Underlying
Name and Principal Position                  Year        Salary          Bonus         Compensation         Options
---------------------------                  ----        ------          -----         ------------       -----------
David D. Tsang (1)                           1997       $302,825       $180,000               --                --
President and Chief Executive                1996        200,000             --               --                --
Officer                                      1995        198,333        100,000               --                --

Sidney S. Faulkner (1)                       1997       $151,920        $70,000               --
Vice President, Finance, Chief               1996        117,500             --               --                --
Financial Officer and Secretary              1995         88,750         45,000               --                --

Kenji Fujimoto (1)                           1997       $193,191        $70,000               --                --
Vice President; General Manager,             1996        209,931             --               --                --
Oak Technology, KK                           1995        216,554             --               --            20,000

Abel S. Lo (1)                               1997       $209,174        $70,000               --                --
Vice President; General Manager,             1996        158,644             --          $32,685(2)             --
Oak Technology, Inc., Taiwan                 1995        145,978         10,055           20,746(2)             --

Mou Hsin Yang, Ph.D. (1)                     1997       $170,970        $70,000               --                --
Vice President of Operations                 1996        127,460             --               --                --
                                             1995        113,007             --               --                --

----------------
(1) Mr. Tsang's current salary rate is $300,000 per annum and he is eligible in fiscal 1998 for a target bonus of 60% of his salary up to a maximum bonus of 90% of his salary. The current salary rates for Messrs. Faulkner, Fujimoto, Lo and Yang are $175,000, $232,000, $198,000 and $175,000 per annum, respectively, and each is eligible in fiscal 1998 for a target bonus of 40% of their respective salaries up to a maximum of 60% of their respective salaries. The award of any bonus is subject to the discretion of the Compensation Committee of the Board of Directors and if awarded, will be based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Compensation Committee. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by the Company.

(2) Includes a living allowance of $14,222 in fiscal 1996 and a living allowance of $15,475 in fiscal 1995.

                                       10.

OPTION GRANTS IN LAST FISCAL YEAR

    During the fiscal year ended June 30, 1997, the Company granted no options to any of the persons named in the Summary Compensation Table.

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

    The following table provides certain information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1997 by the persons named in the Summary Compensation Table and sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of June 30, 1997. The Company has not issued any stock appreciation rights.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                               Number of Securities        Value of Unexercised In-the-
                                                              Underlying Unexercised          Money Options at Fiscal
                                                            Options at Fiscal Year-End             Year-End(1)(2)
                                                            --------------------------             --------------
                                Shares
                              Acquired on     Value
Name                           Exercise     Realized(3)     Exercisable   Unexercisable    Exercisable    Unexercisable
----                           --------     -----------     -----------   -------------    -----------    -------------
David D. Tsang . . . . . . .    200,000     $1,831,500             --             --              --               --
Sidney S. Faulkner . . . . .      1,200         10,965         24,600          5,400       $ 219,555          $48,195
Kenji Fujimoto . . . . . . .         --             --         13,244          6,756          92,708           47,292
Abel S. Lo . . . . . . . . .    118,000      1,443,150          4,800          7,200          42,840           64,260
Mou Hsin Yang, Ph.D. . . . .     25,200        219,570          1,800          5,400          16,065           48,195

---------------
(1) All of the options listed in this table are immediately exercisable, but unvested shares are subject to a repurchase option held by the Company. This table therefore reflects the unvested options for each individual as being unexercisable.

(2) Calculated by determining the difference between the fair market value of the securities underlying the options at June 30, 1997 (based on the closing price of $9.75 for the Company's Common Stock on the Nasdaq National Stock Market on June 30, 1997) and the exercise price of the options.

(3) Calculated by determining the difference between the fair market value of the securities underlying the option on the date of exercise and the exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee during fiscal 1997 was comprised of independent, non-employee Directors of the Company, Richard B. Black and Ta-Lin Hsu. For a description of transactions between


                                       11.

the Company and members of the Compensation Committee and entities affiliated with such members, see "Certain Relationships and Related Transactions."

    No executive officer of the Company served on the Compensation Committee of another entity or on any other Committee of the Board of Directors of another entity performing similar functions, during the last fiscal year.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Under the Company's 1988 Option Plan, if the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation, options granted under the 1988 Option Plan will terminate unless the agreement relating to such corporate transaction provides otherwise.

    Under the 1994 Option Plan, in the event of a "change of control," as defined in the Plan, the surviving, continuing, successor, purchasing corporation or parent corporation thereof (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under outstanding options or substitute options for the Acquiring Corporation's stock for such outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation in connection with the change of control nor exercised as of the date of the change of control shall terminate and cease to be outstanding effective as of the date of the change of control.

    Under the 1994 Directors' Option Plan, in the event of a "change of control," the vesting of all Options granted pursuant to the 1994 Directors' Option Plan shall accelerate and the Options shall become immediately exercisable in full prior to the consummation of such change of control at such times and on such conditions as the Board shall determine. Furthermore, the Board, in its sole discretion, may arrange with the Acquiring Corporation for it to assume the Company's rights and obligations under outstanding Options (which, for such purposes shall include Options that become immediately exercisable and vested as provided above) not exercised by the Participant prior to the consummation of the change of control or substitute options for the Acquiring Corporation's stock for such outstanding Options. Any options which are neither assumed or substituted for by the Acquiring Corporation in connection with the change of control nor exercised prior to the consummation of the change of control shall terminate and cease to be outstanding effective as of the date of the change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In July 1993, the Company sold 1,500 Secured Promissory Note Units to four private investors at a purchase price of $1,000 per unit. Each unit consisted of one secured promissory note with a face value of $1,000 bearing an interest rate of 11% per annum and one warrant to purchase shares of Series D Preferred Stock convertible into 233.34 shares of Common Stock at an exercise price per common equivalent share of $1.50. Of such units, 500 and 68 were sold to Messrs. Black and Tsang, respectively. All of the secured promissory notes associated with the units were repaid in full together with accrued interest thereon in October 1993.


                                       12.

    Mr. Tomlinson is a general partner of Tomlinson Zisko Morosoli & Maser LLP ("TZMM"), a law firm that provides legal services to the Company. The Company paid to TZMM approximately $247,000, $390,000 and $169,000 in fiscal 1995, 1996 and 1997 respectively.

    Mr. Tsang is a director of ASE Test, Inc., a semiconductor testing company that does business with the Company. The Company paid approximately $3,000,000, $2,907,000 and $3,161,000 to ASE Test, Inc. in fiscal 1995, 1996 and 1997, respectively.

    Dr. Hsu was a director of ASE, Inc., a semiconductor assembly company that did business with the Company, until April 1997. The Company paid approximately $3,250,000, $11,740,000 and $11,725,000 to ASE, Inc. in fiscal
1995, 1996 and 1997, respectively.

    Mr. Tsang and Dr. Hsu are directors of Enable Technology, Inc., a company that supplies the Company certain products. The Company paid $90,000 in fiscal 1996 and $40,000 in fiscal 1997 to Enable Technology, Inc.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes, except as set forth below, that all executive officers, directors and more than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 1997.

    Mr. Lo failed to file a Form 4 with respect to 710 shares purchased under the Company's Employee Stock Purchase Plan (the "ESPP") in December 1995, and also failed to file a Form 4 with respect to the exercise of an option for 118,000 shares in January 1997. Mr. Hsu failed to file a Form 4 with respect to the disposition of 30,000 shares in February 1996. Mr. Faulkner failed to file a Form 4 with respect to 710 shares purchased under the ESPP in December 1995. Mr. Tomlinson failed to file a Form 4 with respect to a distribution to him of 4,666 shares in February 1997.


                                       13.

     REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is comprised of two independent, non-employee directors of the Company, none of whom are former employees of the Company. The Compensation Committee during fiscal 1997 was comprised of Richard B. Black and Ta-Lin Hsu. The Compensation Committee's primary function is to review the compensation policy of the Company in general and to make recommendations concerning salary and incentive compensation for, and to grant stock options to, officers and employees of the Company.

    The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officer or any of the four other most highly compensated executive officers, unless such compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the 1994 Option Plan currently meet the requirement of being performance-based in accordance with the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

    The compensation program and policies of the Company are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. The Company's compensation program utilizes salary, incentive bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to recognize the value achieved by the executive team for the Company's stockholders.

    SALARY. During the fiscal year, the Committee reviews with the Chief Executive Officer, and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers. In making individual base salary decisions, the Committee reviews each officer's duties, the quality of his or her performance, market compensation practices, and the contribution the officer has made to the Company's overall performance. The Committee also compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions and the extent and frequency of prior salary adjustments.

    INCENTIVE COMPENSATION. The Company has implemented an executive bonus plan which is based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Committee. For the purposes of the bonus calculation under the bonus plan, performance is measured according to achievement of approved targets in specified categories. If the targeted levels are met, each participant in the bonus plan may earn a bonus from 40% to 60% of such executive officer's base salary. If the targeted levels are exceeded, additional bonuses are earned. The maximum bonus which can be earned in any year by an executive under the plan is 150% of the targeted bonus. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by the Company. In addition, regardless of whether targeted performance levels are met, any award is subject to the discretion of the Compensation Committee of the Board of Directors.


                                       14.

    STOCK OPTIONS. The Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders. The Committee generally grants stock options at the commencement of an executive officer's employment and, depending upon that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. In making its determination as to grant levels, the Committee takes into consideration prior grants to such executive, the number of years such officer has been employed by the Company, the possibility of future promotions, grants made in the semiconductor industry to similarly situated executives, and, in the case of an initial grant, the sufficiency of such grant in order to attract the executive to accept employment with the Company.

    CEO COMPENSATION. The Committee independently determines the base salary for the Chief Executive Officer based on the assessment of the Company's performance against its present goals, the Company's performance within the semiconductor industry, the overall performance of the Chief Executive Officer, and the compensation levels of similarly situated chief executive officers. Based upon such assessment, the Chief Executive Officer's base salary was increased to $300,000 on March 31, 1997. The Chief Executive Officer earned a cash bonus under the Company's executive bonus plan for fiscal 1997 equal to 60% of base salary.

                        Compensation Committee


                        Richard B. Black
                        Ta-Lin Hsu


                                       15.

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the H&Q Semiconductor Sector Index and the Nasdaq Stock Market Index-U.S. for the period commencing on February 13, 1995 and ending on June 30, 1997.

    COMPARISON OF CUMULATIVE TOTAL RETURN FROM FEBRUARY 13, 1995(1) THROUGH JUNE 30, 1997(2)(3)

                                              Cumulative Total Return
                                          --------------------------------
                                            2/13/95   6/95    6/96    6/97

OAK TECHNOLOGY INC             OAKT           100      263     134     139

NASDAQ STOCK MARKET (U.S.)     INAS           100      119     152     185

H & Q SEMICONDUCTORS           IHQS           100      150     112     203


(1) The Company's initial public offering became effective on February 13, 1995 and trading commenced on February 14, 1995. For purposes of this presentation, the Company has assumed that its initial offering price of $14.00 would have been the closing sales price on February 13, 1995, the day prior to commencement of trading. The Company effected a 2-for-1 split of its Common Stock on March 28, 1996.

(2) June 30, 1997 was the last day of trading for the Company's fiscal year ended June 30, 1997.

(3) Assumes that $100.00 was invested on February 13, 1995 in the Company's Common Stock at the Company's initial offering price of $14.00 ($7.00 on a post-split basis) and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.



                                       16.

             STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1998 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Secretary of the Company at its offices at 139 Kifer Court, Sunnyvale, California 94086, no later than June 22, 1998, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                                  By Order of the Board of Directors



                                  Sidney S. Faulkner
                                  Secretary



October 20, 1997

    UPON WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 139 KIFER COURT, SUNNYVALE, CALIFORNIA 94086, ATTENTION: INVESTOR RELATIONS.


                                       17.

                                   DETACH HERE

                               OAK TECHNOLOGY, INC.

                           ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, NOVEMBER 25, 1997
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                   OF THE COMPANY

            The undersigned hereby appoints David D. Tsang and Sidney S.
 P Faulkner, and each of them as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common
 R Stock which the undersigned is entitled to vote at the 1997 Annual Meeting of the Company, to be held at The Santa Clara Marriott Hotel,
 O 2700 Mission College Boulevard, Santa Clara, California on Tuesday, November 25, 1997 at 9:00 a.m. local time, and at any adjournments or
 X postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the
 Y Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                CONTINUED AND TO BE SIGNED ON REVERSE SIDE    | SEE REVERSE |
                                                              |    SIDE     |

                                   DETACH HERE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

    1. To elect two (2) Class III directors to hold office for a three-year term and until their successors are elected and qualified.

         NOMINEES:  Richard B. Black and David D. Tsang

                        FOR       WITHHELD
                        / /          / /

    / /_______________________________________
       FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

   2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's Independent Public Accountants for the fiscal year ending June 30, 1998.

                   FOR         AGAINST        ABSTAIN
                   / /           / /            / /


   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

   MARK HERE IF YOU PLAN TO ATTEND THE MEETING    / /

   Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.


Signature: _____________________________________________ Date: _______________

Signature: _____________________________________________ Date: _______________